Exhibit 99.1

USG Corporation Reports First Quarter 2010 Net Sales of $716 Million and a Net Loss of $110 Million

CHICAGO--(BUSINESS WIRE)--April 20, 2010--USG Corporation (NYSE:USG):

  Market conditions stabilizing
  Cost reduction and restructuring actions ongoing
  Solid results from Worldwide Ceilings
  Liquidity remains strong

USG Corporation (NYSE:USG), a leading building products company, today reported first quarter 2010 net sales of $716 million, an operating loss of $82 million and a net loss of $110 million, or $1.10 per diluted share based on 99.4 million average shares outstanding. The corporation’s adjusted operating loss in the first quarter of 2010 was $70 million compared to an adjusted operating loss of $77 million in the fourth quarter of 2009. Adjusted operating loss excludes restructuring and impairment charges and, for the fourth quarter of 2009, income from the settlement of a lawsuit.

“Some of the challenging conditions we encountered in many of our markets in 2009 began to stabilize in the fourth quarter of last year,” said William C. Foote, Chairman and CEO. “In the first quarter of this year, we began to see signs of modest improvement in wallboard demand.”

“As the year progresses, we expect our operations to benefit from a seasonal improvement in demand and the many initiatives we have undertaken to reduce costs and streamline operations,” Foote continued. “Furthermore, our liquidity position remains solid.”

For the first quarter of 2009, the corporation recorded net sales of $864 million, an operating loss of $42 million and a net loss of $42 million, or $0.42 per diluted share based on 99.2 million average shares outstanding. First quarter 2009 operating results included restructuring and long-lived asset impairment charges of $10 million.

Core Business Results

North American Gypsum

USG’s North American Gypsum business recorded first quarter 2010 net sales of $424 million and an operating loss of $35 million. For the first quarter of 2009, the net sales and operating loss were $478 million and $21 million, respectively, for that segment.

United States Gypsum Company reported first quarter 2010 net sales of $332 million, a decline of 18 percent compared to first quarter 2009 net sales of $403 million, and a first quarter 2010 operating loss of $37 million compared to a loss of $21 million for the first quarter of 2009. The decline in net sales and the increased operating loss were primarily attributable to lower shipments and a lower average selling price of SHEETROCK® brand gypsum wallboard.

The operating loss in the first quarter of 2010 included restructuring charges of $4 million primarily related to the idling of U.S. Gypsum’s wallboard plant in Stony Point, New York and the scheduled closure of a wallboard production line in Southard, Oklahoma, with a combined annual capacity of 500 million square feet. The operating loss in the first quarter of 2009 included $2 million of restructuring charges.

During the quarter, U.S. Gypsum’s average realized selling price for its SHEETROCK brand gypsum wallboard decreased to $106.58 per thousand square feet from $109.86 in the fourth quarter of 2009 and $121.42 in the first quarter of 2009. U.S. Gypsum implemented a price increase effective March 15th, and recently announced an additional price increase to be effective May 10th. In the first quarter of 2010, U.S. Gypsum shipped 1.15 billion square feet of wallboard, compared to 1.06 billion square feet in the fourth quarter of 2009 and 1.31 billion square feet in the first quarter of 2009.

Net sales of U.S. Gypsum’s complementary product lines also declined, but at a rate less than the decline in gypsum wallboard sales. In the aggregate, gross margins for complementary products, which include FIBEROCK® brand gypsum fiber panels and DUROCK® brand cement boards, improved compared to the first quarter of 2009, but gross profit was lower due to lower volumes.

Market conditions and operating results have improved in Canada. The gypsum business of CGC Inc. reported first quarter 2010 net sales of $76 million and an operating profit of $7 million. This compared to net sales of $61 million and an operating loss of $1 million in the first quarter of 2009. The improved results were primarily attributable to higher shipments of gypsum wallboard and other products, cost reduction initiatives and the favorable effect of currency translation.

USG Mexico, S.A. de C.V. reported first quarter 2010 net sales of $36 million compared with net sales of $35 million in the first quarter of 2009 due primarily to the favorable effect of currency translation. Operating profit was $3 million in the first quarter of 2010 compared to $2 million in the same period last year.

Building Products Distribution

L&W Supply Corporation and its subsidiaries, which comprise USG’s building products distribution business, reported first quarter 2010 net sales of $248 million, down 30 percent compared to the first quarter of 2009. The decline in net sales was due primarily to lower shipments across most product categories and lower wallboard prices compared to the prior-year period as a result of weaker commercial and residential construction demand. Wallboard volumes were down 21 percent compared to the first quarter of 2009, while sales of products other than wallboard were down 29 percent.

L&W Supply reported an operating loss of $39 million in the first quarter of 2010, which included restructuring charges totaling $8 million. In the first quarter of 2009, L&W Supply had an operating loss of $10 million, which included $1 million in restructuring charges. During the first quarter of 2010, L&W continued to restructure its business to reduce costs and respond to decreased demand for its products. It closed three distribution centers and further reduced its workforce. As of March 31, 2010, L&W Supply operated 161 centers.

Worldwide Ceilings

USG’s Worldwide Ceilings business continued its profitable operations during the first quarter of 2010. It reported first quarter net sales of $165 million compared to 2009 first quarter net sales of $171 million, a decline of 4 percent. Operating profit in the first quarter of 2010 was $18 million, unchanged compared to the first quarter of 2009.

USG’s domestic ceilings business, USG Interiors, Inc., reported first quarter 2010 net sales of $103 million, a decline of 13 percent compared with last year’s first quarter. The decrease in domestic sales reflects the reduction in commercial market opportunity. USG Interiors’ first quarter 2010 operating profit decreased to $12 million from $15 million in the first quarter of 2009 primarily due to lower product shipments.

USG International reported net sales and operating profit of $57 million and $3 million, respectively, in the first quarter of 2010. This compares with net sales of $52 million and operating profit of $1 million for the same period a year ago. The higher levels of sales and profitability were largely due to increased demand for ceiling grid and joint compound in Europe, increased demand for gypsum products in Latin America and the favorable effects of currency translation.

The ceilings division of CGC Inc. reported net sales of $17 million and operating profit of $3 million in the first quarter of 2010. These results compare with net sales of $13 million and operating profit of $2 million for the same period a year ago.

Other Consolidated Information

First quarter 2010 selling and administrative expenses totaled $84 million. This was a 5 percent increase compared to the first quarter of 2009 due primarily to increases in expenses related to pension and long-term share-based compensation.

Interest expense was $45 million for the first quarter of 2010 compared with $42 million for the first quarter of 2009 due to a higher level of borrowings. The effective tax benefit rate for the first quarter of 2010 was 13.4 percent compared to 43.6 percent for the same period a year ago. The effective tax benefit rate was lower in the first quarter of 2010 because the corporation recorded an additional valuation allowance against its federal and most state deferred tax assets. The corporation recorded this allowance because of its cumulative losses during the past four years. In addition, during the first quarter, we recorded an income tax benefit of approximately $19 million related to the fourth quarter of 2009 resulting from the requirement to consider all items (including items recorded in other comprehensive income) in determining the amount of tax benefit that results from a loss from continuing operations. An offsetting adjustment to the income tax benefit was recorded against accumulated other comprehensive income.

As of March 31, 2010, USG had $585 million of cash and cash equivalents and marketable securities on a consolidated basis, compared with $690 million reported as of December 31, 2009. The decline was primarily a result of seasonal changes in working capital, including incentive rebates realized by our customers. The $585 million, along with $149 million of borrowing availability from lines of credit, provided $734 million of total liquidity at the end of the quarter. Capital expenditures for the first quarter of 2010 totaled $6 million, compared with capital spending of $16 million in the first quarter of 2009. Total debt amounted to $1.961 billion as of March 31, 2010 compared to $1.962 billion as of December 31, 2009.

A conference call is being held today at 10:00 A.M. Central Time (11:00 A.M. Eastern) during which USG senior management will discuss the corporation’s results of operations. The conference call and presentation will be webcast simultaneously on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 26796514. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, there will be a telephonic replay of the call. Both will be available until April 30, 2010. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 26796514.

USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, L&W Supply Corporation and USG Interiors, Inc. subsidiaries. Headquartered in Chicago, USG serves the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions and the availability of borrowings under our credit agreement or other financings; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material, energy, transportation and employee benefit costs; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates; changes in laws or regulations, including environmental and safety regulations; the outcome in contested litigation matters; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this presentation.

USG CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in millions except per share data)
(Unaudited)

	Three Months
	ended March 31,
	2010	2009

Net sales	$716	$864

Cost of products sold	702	816

Gross profit	14	48

Selling and administrative expenses	84	80

Restructuring and long-lived asset
impairment charges	12	10

Operating loss	(82)	(42)

Interest expense	45	42

Interest income	(1)	-

Other (income) expense, net	1	(10)

Loss before income taxes	(127)	(74)

Income tax benefit	(17)	(32)

Net loss	$(110)	$(42)

Basic loss per common share	$(1.10)	$(0.42)
Diluted loss per common share	(1.10)	(0.42)

Average common shares	99,385,442	99,190,830
Average diluted common shares	99,385,442	99,190,830

Other Information:
Depreciation, depletion and amortization	$45	$56
Capital expenditures	6	16

Average common shares and average diluted common shares outstanding are calculated in accordance with Accounting Standards Codification 260, "Earnings Per Share."

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months
	ended March 31,
	2010	2009
Net Sales:

North American Gypsum:
U.S. Gypsum Company	$332	$403
CGC Inc. (gypsum)	76	61
USG Mexico S.A. de C.V.	36	35
Other *	6	10
Eliminations	(26)	(31)
Total	424	478

Building Products Distribution:
L&W Supply Corporation	248	353

Worldwide Ceilings:
USG Interiors, Inc.	103	118
USG International	57	52
CGC Inc. (ceilings)	17	13
Eliminations	(12)	(12)
Total	165	171

Eliminations	(121)	(138)
Total net sales	$716	$864

Operating Profit (Loss):

North American Gypsum:
U.S. Gypsum Company	$(37)	$(21)
CGC Inc. (gypsum)	7	(1)
USG Mexico S.A. de C.V.	3	2
Other *	(8)	(1)
Total	(35)	(21)

Building Products Distribution:
L&W Supply Corporation	(39)	(10)

Worldwide Ceilings:
USG Interiors, Inc.	12	15
USG International	3	1
CGC Inc. (ceilings)	3	2
Total	18	18

Corporate	(23)	(28)
Eliminations	(3)	(1)
Total operating loss	$(82)	$(42)

*Includes a shipping company in Bermuda and a mining operation in Nova Scotia, Canada.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$470	$690
Short-term marketable securities	43	-
Restricted cash	2	2
Receivables (net of reserves - $17 and $16)	427	357
Inventories	296	289
Income taxes receivable	3	20
Deferred income taxes	2	2
Other current assets	69	71
Total current assets	1,312	1,431

Long-term marketable securities	72	-
Property, plant and equipment (net of accumulated
depreciation and depletion - $1,602 and $1,558)	2,403	2,427
Other assets	232	239

Total Assets	$4,019	$4,097

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$234	$205
Accrued expenses	269	273
Current portion of long-term debt	7	7
Income taxes payable	8	7
Total current liabilities	518	492

Long-term debt	1,954	1,955
Deferred income taxes	17	17
Other liabilities	710	703
Commitments and contingencies

Stockholders' Equity:
Preferred stock	-	-
Common stock	10	10
Treasury stock	(186)	(194)
Capital received in excess of par value	2,644	2,640
Accumulated other comprehensive loss	(92)	(80)
Retained earnings (deficit)	(1,556)	(1,446)
Total stockholders' equity	820	930

Total Liabilities and Stockholders' Equity	$4,019	$4,097

USG CORPORATION
ADJUSTED OPERATING LOSS RECONCILIATION TO GAAP OPERATING LOSS
(dollars in millions)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Adjusted Operating Loss	$(70)	$(77)	$(32)

Litigation settlement income	$-	$97	$-

Restructuring and long-lived
asset impairment charges	$(12)	$(29)	$(10)

Goodwill and other intangible
asset impairment charges	$-	$(2)	$-

Reported Operating Loss	$(82)	$(11)	$(42)

References to Adjusted Operating Loss are non-GAAP measures. Management believes this information provides investors with a more useful comparison of the corporation's ongoing business performance.

CONTACT:
USG Corporation
Media Inquiries: 312/436-4356
Investor Relations: 312/436-4125